Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F 1 of Graña y Montero S.A.A. and Subsidiaries, filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated July 2, 2013 relating to the consolidated financial statements of Graña y Montero S.A.A. and Subsidiaries, which appears in the Registration Statement on Form F-1, Amendment No. 5 (File No. 333-189067) of Graña y Montero S.A.A. We also consent to the references to us under the heading “Experts” and “Selected Financial Data” in such Registration Statement on Form F-1, Amendment No. 5 (File No. 333-189067).

/s/ Felix U. Horna

Felix U. Horna

Partner

Dongo –Soria Gaveglio y Asociados Sociedad Civil de Responsabilidad Limitada

Lima, Peru

July 22, 2013